UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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Flushing Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

(718) 961-5400

April 7, 2006

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Flushing Financial Corporation. The annual meeting will be held at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York 11369, on May 16, 2006 at 2:00 p.m., New York time. The matters to be considered by stockholders at the annual meeting are described in the accompanying materials.

It is very important that you be represented at the annual meeting regardless of the number of shares you own. Whether or not you plan to attend the meeting in person, we urge you to vote as soon as possible. You may vote by marking, signing and dating your proxy card and returning it in the envelope provided. Alternatively, you may vote over the Internet or by telephone. Voting over the Internet, by telephone or by written proxy will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend. Please review the instructions on the proxy card regarding each of these voting options.

Your continued support of and interest in Flushing Financial Corporation are sincerely appreciated.

Sincerely,

Gerard P. Tully, Sr.	John R. Buran
Chairman of the Board	President and Chief Executive Officer

FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

(718) 961-5400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE & TIME:	May 16, 2006 at 2:00 p.m. New York time

PLACE:	LaGuardia Marriott 102-05 Ditmars Boulevard East Elmhurst, New York 11369

ITEMS OF BUSINESS

(1)    To elect four directors for a three-year term and until their successors are elected and qualified; and

(2)    To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE:	You are entitled to vote at the annual meeting or any adjournment of that meeting only if you were a stockholder at the close of business on Friday, March 24, 2006.

VOTING BY PROXY:	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the information in the proxy statement and the instructions on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

Anna M. Piacentini
Corporate Secretary

Lake Success, New York

April 7, 2006

FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

(718) 961-5400

PROXY STATEMENT

Annual Meeting of Stockholders

To be held on May 16, 2006

i

INTRODUCTION

This proxy statement is furnished to holders of common stock, $.01 par value per share, of Flushing Financial Corporation (the “Company”), which is the sole stockholder of Flushing Savings Bank, FSB (the “Bank”). Proxies are being solicited on behalf of the Board of Directors of the Company (the “Board of Directors”) to be used at the annual meeting of stockholders to be held at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York, 11369 at 2:00 p.m., New York time, on May 16, 2006 and at any adjournment thereof. Only holders of record of the Company’s issued and outstanding common stock as of the close of business on the record date, March 24, 2006, are entitled to notice of and to vote at the annual meeting and any adjournments thereof. This proxy statement, the accompanying notice of annual meeting of stockholders, the form of proxy, and the Company’s 2005 Annual Report on Form 10-K are first being mailed on or about April 7, 2006 to all persons entitled to vote at the annual meeting.

VOTING AND PROXIES

Voting Rights and Quorum Requirement

Stockholders of record as of the close of business on March 24, 2006, the record date, are entitled to one vote for each share of common stock then held. On the record date, there were 19,497,697 shares of common stock outstanding and entitled to be voted and the Company had no other class of equity securities outstanding. Holders of a majority of the outstanding shares of common stock must be present at the annual meeting, either in person or represented by proxy, to constitute a quorum for the conduct of business. In order to ensure a quorum, you are requested to vote by proxy even if you plan to attend the annual meeting in person. You can vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. You can also vote over the Internet or by telephone, as described below.

Voting over the Internet or by Telephone

If your shares are registered in your name with our transfer agent, you may vote either over the Internet or by telephone. Specific instructions for voting over the Internet or by telephone are set forth on the enclosed proxy card. These procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm, you may also be able to vote your shares over the Internet or by telephone. A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone. If your bank or brokerage firm is participating in such a program, your voting form will provide instructions. If your voting form does not contain Internet or telephone voting information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided by your bank or brokerage firm.

Effect of Proxy

The proxy solicited by this proxy statement, if properly signed and received by the Company in time for the annual meeting, or properly transmitted by telephone or the Internet, and not revoked prior to its use, will be voted in accordance with the instructions it contains. If you return or transmit a proxy without specifying your voting instructions, the proxy will be voted FOR election of the nominees for director described herein. With respect to the transaction of such other business as may properly come before the meeting, each proxy received will be voted in accordance with the best judgment of the persons appointed as proxies. At this time, the Board of Directors knows of no such other business.

Revoking a Proxy

If you give a proxy, you may revoke it at any time before it is voted by (1) filing written notice of revocation with the Corporate Secretary of the Company (Corporate Secretary, Flushing Financial Corporation,

1979 Marcus Avenue, Suite E140, Lake Success, New York 11042); (2) submitting a duly executed proxy bearing a later date; or (3) appearing at the annual meeting and giving the Corporate Secretary notice of your intention to vote in person.

Votes Required for Approval

Directors are elected by a plurality of the votes cast with a quorum present. This means that nominees receiving the highest number of “FOR” votes will be elected as directors. Consequently, shares that are not voted, either because you marked your proxy card to withhold authority for all or some of the nominees or you did not complete and return your proxy card, will have no impact on the election of directors. Abstentions are considered present for purposes of determining the presence of a quorum and will not affect the plurality vote required for the election of directors. Broker non-votes are considered present for purposes of determining the presence of a quorum, but not entitled to vote, so they will have no effect on the outcome of the proposal. A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal under the New York Stock Exchange rules. Banks and brokers have discretionary authority to vote shares held in “street name” with respect to the election of directors.

Cost of Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, Morrow & Co., Inc., a proxy soliciting firm, will assist the Company in soliciting proxies for the annual meeting and will be paid a fee of $5,000, plus reimbursement for out-of-pocket expenses. Proxies also may be solicited personally or by telephone or telecopy by directors, officers and employees of the Company or the Bank, without additional compensation to these individuals. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of 12 directors divided into three classes comprised of four directors each. The directors hold office for staggered terms of three years (and until their successors are elected and qualified). One of the three classes, comprising one third of the directors, is elected each year to succeed the directors whose terms are expiring. The directors in Classes C and A are serving terms expiring at the annual meeting of stockholders in 2007 and 2008, respectively.

The directors in Class B, whose terms expire at the 2006 annual meeting, are Steven J. D’Iorio, Louis C. Grassi, Franklin F. Regan, Jr. and John E. Roe, Sr. Each of Messrs. D’Iorio, Grassi, Regan and Roe has been nominated by the Board of Directors, upon the recommendation of its Nominating and Governance Committee, to stand for election for a term expiring at the annual meeting of stockholders to be held in 2009. With the exception of Mr. D’Iorio, who was appointed to the Board of Directors in December 2004, each of these Board nominees has been previously elected by the Company’s stockholders. Each of these nominees has consented to being named in this proxy statement as a Board nominee and to serve if elected.

Unless otherwise instructed, it is the intention of the proxy holders to vote the proxies received by them in response to this solicitation FOR the election of the nominees named above as directors. If any such nominee should refuse or be unable to serve, the proxies will be voted for such person as shall be designated by the Board of Directors to replace such nominee. The Board of Directors has no reason to believe that any of the Board nominees will refuse or be unable to serve as a director if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

Information About Directors

The following table sets forth certain information regarding the Board nominees and members of the Board of Directors of the Company whose terms will continue after the annual meeting.

Name	Age(1)	Position(s) with the Company	Director Since(2)	Term Expires
Gerard P. Tully, Sr.	78	Chairman of the Board	1967	2007
John R. Buran(3)	56	President, Chief Executive Officer and Director	2003	2007
Michael J. Hegarty(3)	66	Director	1987	2008
James D. Bennett	67	Director	1998	2007
Steven J. D’Iorio	56	Director	2004	2009	(4)
Louis C. Grassi	50	Director	1998	2009	(4)
John J. McCabe	62	Director	2003	2008
Vincent F. Nicolosi	66	Director	1977	2007
Donna M. O’Brien	50	Director	2004	2008
Franklin F. Regan, Jr.	76	Director	1969	2009	(4)
John E. Roe, Sr.	72	Director	1968	2009	(4)
Michael J. Russo	71	Director	1984	2008

(1)	As of December 31, 2005.
(2)	Where a director’s period of service relates to a period prior to May 9, 1994, the date of the Company’s incorporation, the period specified relates to the date the individual commenced service as director or trustee of the Bank or its predecessor.
(3)	Mr. Hegarty retired as President and Chief Executive Officer of the Company on June 30, 2005 but continues as a director. John R. Buran succeeded him as President and Chief Executive Officer effective July 1, 2005.
(4)	Subject to re-election at the annual meeting.

Set forth below is certain information with respect to the Board nominees and other directors of the Company. Unless otherwise indicated, the principal occupation listed below for each person has been his or her principal occupation for the past five years.

Board Nominees

Steven J. D’Iorio is the Executive Director of Real Estate and Construction for Time Warner Inc. Mr. D’Iorio has over 30 years experience in commercial real estate construction, project management, and building enhancement strategies. Mr. D’Iorio has held senior management positions with National Westminster Bank, Olympia & York, and Grand Central Building, Inc.

Louis C. Grassi is Managing Partner and President of Grassi & Co., CPA’s, P.C. located in Lake Success, New York, with a practice in accounting, tax and management consulting services. Mr. Grassi is also a partner and the President of Grassi Consulting and of GCM Systems. He is a licensed certified fraud examiner, an author and an editor of a national tax and accounting publication. Mr. Grassi is a member of the Board of Directors of BRT Realty Trust.

Franklin F. Regan, Jr. is of counsel with the law firm of Cullen and Dykman Bleakley Platt LLP, with a practice specializing in real estate and banking matters, including commercial, residential and multi-family real estate lending; other commercial lending; bank regulatory matters; and commercial and residential bankruptcy and foreclosure matters. Prior to July 2001, Mr. Regan maintained a general law practice in Flushing, New York.

John E. Roe, Sr. is Chairman of the Board of City Underwriting Agency, Inc., insurance brokers, located in Lake Success, New York.

Continuing Directors

John R. Buran has served as President and Chief Executive Officer of the Company and the Bank since July 2005. Prior to that, he served as Executive Vice President and Chief Operating Officer of the Company and

the Bank from January 2001 until June 2005. Prior to joining the Company, Mr. Buran was a consultant for approximately one year. Mr. Buran was Executive Vice President of the New York Metro Division of Fleet Bank, NA from 1996 to 2000, and Senior Vice President, Division Head, Retail Services of NatWest’s Consumer Banking Group from 1994 to 1996. Prior to 1994, he held several management positions at Citibank/Citicorp, most recently as Vice President, New York Investment Sales.

Michael J. Hegarty served as President and Chief Executive Officer of the Company and the Bank from October 1998 until his retirement in June 2005. He joined the Company as Executive Vice President and Corporate Secretary and the Bank as Executive Vice President and Chief Operating Officer in 1995. Prior to that, he was Vice President–Finance as well as Corporate Secretary and Treasurer and a director of EDO Corporation, a manufacturer of defense systems and components. Mr. Hegarty remains a director of EDO Corporation. Mr. Hegarty also serves on the board of directors of the Asset Management Fund Large Cap Equity Institutional Fund.

John J. McCabe has served as Chief Equity Strategist of Shay Assets Management, Inc. for the past ten years and a is co-manager of each of the following funds managed by Shay Assets Management: John Hancock Large Cap Select Fund and the Asset Management Fund Large Cap Equity Institutional Fund. He has also served as Managing Director of Sterling Manhattan Corp., an investment banking firm, and spent 19 years at Bankers Trust Company serving in various capacities, including Managing Director of the Investment Management Group, Director of Investment Research and member of the Senior Investment Policy Committee. Mr. McCabe is a director of the New York Society of Security Analysts, having served twice as its President. He is a past director of the Financial Analysts Federation and a Founding Governor of the CFA Institute. He is also an Adjunct Professor of Finance at St. Francis College and serves on the board of the American Geographical Society.

Donna M. O’Brien is a healthcare consultant working on projects for the National Cancer Institute. Until May 2004, she served as Executive Vice President and Chief Administrative Officer of Catholic Health Services of Long Island, an organization that includes hospitals, nursing homes, home care, hospice, services for the disabled and senior housing in Nassau and Suffolk Counties in New York. In her prior experience, she held leadership positions in the Alliance for Catholic Healthcare in New York and the M.D. Anderson Cancer Center in Houston, Texas. She is a director of the Christus Health System, a not-for-profit organization in Dallas, Texas, and has served as trustee of several other healthcare organizations. Currently, she is serving as a regional member of the New York State Commission on Healthcare Facilities for the Twenty-First Century.

Michael J. Russo is self-employed as a consulting engineer and serves as Chairman of the Board and Corporate Secretary of Fresh Meadow Mechanical Corp., a mechanical contracting firm. Mr. Russo is President and Director of Operations of Northeastern Aviation Corp., an aircraft charter and management firm, and is a partner in AMF Associates, a commercial real estate company. Mr. Russo also serves as Chairman of the Board of Trustees of Flushing Hospital Medical Center. Prior to his retirement in 2004, Mr. Russo served as Chairman of the Board of Anthony Russo, Inc., a general contracting firm, for over 10 years.

Gerard P. Tully, Sr. has served as Chairman of the Board of the Company since its formation in 1994, and as Chairman of the Board of the Bank since 1980. Mr. Tully served as Chief Executive Officer of the Bank from 1981 through 1989. Mr. Tully is an officer and a director of Van-Tulco, Inc. and Tulger Contracting Corp., construction companies, Bainbridge Avenue Corp., 1620 Ralph Avenue Corp. and Contractors Associates Inc., real estate holding companies, and Whitestone Properties Associates, Inc., a real estate management company.

James D. Bennett is of counsel with the law firm of Farrell, Fritz, P.C. in Uniondale, New York, with a practice in civil law and real estate. He also serves as Chief Executive Officer of Land Enterprises, Inc., a realty investment and management firm. Prior to July 2001, Mr. Bennett was a partner in the law firm of Bennett, Rice & Schure, LLP in Rockville Centre, New York. In the past, he has served as a Trustee of both the Long Island Power Authority and the New York State Conservation Fund Advisory Council, as Supervisor and a Councilman of the Town of Hempstead, and as a Commissioner of the New York State Public Service Commission.

Vincent F. Nicolosi is a partner in the law firm of Nicolosi & Nicolosi in Manhasset, New York. For over 25 years, he has been engaged in the practice of law with an emphasis on civil litigation. Since December 1998, Mr. Nicolosi has served as a Commissioner of the New York State Investigation Commission. Mr. Nicolosi served as a Queens Assistant District Attorney from 1967 to 1972. From 1973 to 1980, Mr. Nicolosi was a member of the New York State Assembly, serving as Chairman of the Assembly Insurance Committee from 1977 to 1980.

Executive Officers Who Are Not Directors

The following persons currently serve as executive officers who are not directors of the Company.

Name	Age(1)	Position(s) with the Company
David W. Fry	55	Senior Vice President, Treasurer and Chief Financial Officer
Henry A. Braun	60	Senior Vice President
Robert L. Callicutt	63	Senior Vice President
Francis W. Korzekwinski	43	Senior Vice President
Anna M. Piacentini	59	Senior Vice President and Corporate Secretary

(1)	As of December 31, 2005.

Set forth below is certain information with respect to the executive officers who are not directors of the Company.

David W. Fry has been a Senior Vice President and the Treasurer and Chief Financial Officer of the Company since July 2004. Mr. Fry joined the Bank in 1998 as Vice President/Controller. Prior to joining the Bank, he held senior management positions at Home Federal Savings Bank, Anchor Savings Bank, and City Federal Savings Bank. Mr. Fry is a certified public accountant.

Henry A. Braun has been a Senior Vice President of the Company since 1995. Mr. Braun joined the Bank in 1994 as Senior Vice President/Bank Operations, a position he previously held at The Greater New York Savings Bank where he was employed for five years. Prior to that, Mr. Braun was with The Williamsburgh Savings Bank for twenty years, rising from Assistant Vice President/EDP Auditor to Vice President/Auditor to Senior Vice President/Operations to Executive Vice President and Chief Operating Officer.

Robert L. Callicutt has been a Senior Vice President of the Company since 1999. Mr. Callicutt joined the Bank in 1995 as Vice President of Residential Mortgage Banking. Prior to joining the Bank, he was Senior Vice President of Mid-Island Equities Corp., a mortgage banking company, for seven years. Prior to that, he served as Vice President and Manager of Dean Witter Reynolds, a stock brokerage firm, in its mortgage whole loan trading department.

Francis W. Korzekwinski has been a Senior Vice President of the Company since 1999. Mr. Korzekwinski joined the Bank in 1993 as Assistant Vice President of Commercial Real Estate and was promoted to Vice President in 1995. He is also responsible for commercial real estate lending activity of the New York Federal Division of the Bank. Prior to joining the Bank, Mr. Korzekwinski was Vice President, Mortgage Officer at Bankers Federal Savings Bank, FSB for five years. Prior to that, he served as Vice President of Secondary Marketing for a mortgage banking company.

Anna M. Piacentini has been a Senior Vice President of the Company since 1995. In 1998, Ms. Piacentini was named Corporate Secretary of the Company. Ms. Piacentini joined the Bank in 1969 and has served in various capacities including as an Executive Assistant for Branch Operations, Assistant Secretary for Human Resources and Assistant Vice President of Human Resources. In 1984, Ms. Piacentini was named Vice President/Human Resources of the Bank and in 1994 was promoted to Senior Vice President/Human Resources of the Bank. Ms. Piacentini has served as Corporate Secretary of the Bank since 1995.

CORPORATE GOVERNANCE

Independence of Directors

The Board of Directors has determined that seven of the twelve members of the Board are considered independent under the Nasdaq director independence standards. Under these standards, a director is not independent if he or she has certain specified relationships with the Company or any other relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment as a director. Mr. Buran is not independent because he is an executive officer of the Company. Mr. Hegarty is not independent as a result of his having been an executive officer of the Company during the past three years. Mr. Tully is not deemed independent as a result of the consulting fees he receives from the Company and the Bank. Messrs. Nicolosi and Regan are not deemed independent as a result of the legal fees they receive from the Bank. In evaluating the independence of the remaining directors, the Board considered the payments described below under the headings “Director Compensation—Fee Arrangements” and “Director Compensation—Related Party Transactions” and determined that they did not impair independence.

Meetings and Committees of the Board of Directors

The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board, the President or a majority of directors in office at the time. During 2005, the Board of Directors held 12 regular meetings and 11 special meetings. No director attended less than 75% of the meetings of the Board of Directors and its committees on which he served. The Board of Directors has established the following committees, among others:

Compensation Committee.    The Compensation Committee is composed of Messrs. Russo (Chairman), Grassi and Roe, and Ms. O’Brien, all of whom are considered independent under Nasdaq corporate governance standards. This committee has primary responsibility for establishing and administering the compensation and benefit programs of the Company for its executive officers and other key personnel, administering formula awards to non-employee directors under the Company’s 2005 Omnibus Incentive Plan, and recommending to the Board of Directors of awards to employees under the Company’s 2005 Omnibus Incentive Plan. This committee meets on an as needed basis. During 2005, this committee met eight times. The Report of the Compensation Committee is included at page 13.

Audit Committee.    The Audit Committee is composed of Messrs. Grassi (Chairman), Roe, and Russo and Ms. O’Brien, all of whom are independent under Nasdaq corporate governance standards and satisfy the SEC independence requirements for audit committee members. This committee meets at least quarterly to assist the Board of Directors in meeting its oversight responsibilities. The Audit Committee has sole authority to appoint and replace the Company’s independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of that firm. This committee reviews the results of regulatory examinations, the financial reporting process, the systems and processes of internal control and compliance, and the audit process of the Company’s independent registered public accounting firm. This committee also has the authority to engage independent counsel and other advisers. During 2005, this committee met six times. The Report of the Audit Committee is included at page 23. The Audit Committee’s charter is attached hereto as Appendix A.

Nominating and Governance Committee.    The Nominating and Governance Committee is composed of Messrs. Roe (Chairman), Bennett, McCabe and Russo, all of whom are considered independent under Nasdaq corporate governance standards. This committee has primary responsibility for recommending to the Board of Directors the slate of director nominees to be proposed by the Board for election by the stockholders (as well as any director nominees to be elected by the Board to fill interim vacancies). The committee also recommends the directors to be selected for membership on the various Board committees and the chairs of those committees. The committee is responsible for developing and recommending to the Board appropriate corporate governance policies and procedures and for approving proposed related party transactions involving directors or executive officers and the Company. The charter of the Nominating and Governance Committee is not available on the Company’s website, but was attached as Appendix A to the Company’s proxy statement for its 2004 annual meeting of stockholders. This committee held five meetings during 2005.

Other Committees.    In addition to the committees described above, the Board of Directors has established an Executive Committee, an Insurance Committee, and an Investment Committee.

Bank Board and Committees.    The business of the Bank is conducted at regular and special meetings of the Bank’s Board of Directors (the “Bank Board”) and its committees. The Bank Board and the Board of Directors are identically constituted. During 2005, the Bank Board held 12 regular meetings and 11 special meetings. The Bank Board maintains executive, insurance, investment, compensation and audit committees. The membership of these committees is the same as that of the comparable committees of the Company’s Board of Directors. These committees serve substantially the same functions at the Bank level as those of the Company. The Bank Board also maintains a loan committee, a compliance committee, a CRA committee and an ethics committee. No director attended less than 75% of the meetings of the Bank Board and its committees on which he served. Directors of the Bank are nominated by the Bank Board nominating committee and elected by the Company as sole stockholder of the Bank.

Director Compensation

Fee Arrangements.    Directors who are not executive officers of the Company or the Bank (“Outside Directors”) receive an annual retainer of $30,000 from the Bank, with no additional retainer from the Company. The Chair of the Audit Committee receives an additional annual retainer of $10,000 and the Chair of the Compensation Committee receives an additional annual retainer of $5,000. Outside Directors also receive meeting fees of $1,500 for each Board or Bank Board meeting attended, $1,000 for each Audit Committee or Compensation Committee meeting attended, and $750 for each other committee meeting attended, whether or not they are members of such committee. However, where the Board of Directors and the Bank Board meet on the same day, directors receive only a single board meeting fee for such meetings. Similarly, directors receive only a single committee meeting fee where identically constituted committees of the Board of Directors and Bank Board meet on the same day.

Outside Directors who are members of the Loan Committee also receive a fee from the Bank for conducting on-site inspections of proposed real estate collateral for certain loans in excess of $1,500,000 and certain other loans in excess of $750,000. For each day that a director conducts such inspections, the director receives a fee of $400 for the first property inspected and $200 for each additional property inspected on that day. During 2005, site inspection fees of $4,400 were paid to Mr. Bennett, $10,000 to Mr. Nicolosi, $14,800 to Mr. Regan and 4,800 to Mr. D’Iorio.

For the year ended December 31, 2005, the aggregate amount of retainer, meeting and site inspection fees paid by the Bank to Outside Directors was $851,250.

Related Party Transactions.    Under the Bank’s lending policies, residential mortgage loans are not made to directors and executive officers. There were seven loans outstanding to immediate family members of executive officers or directors with balances in excess of $60,000 at some time since the beginning of 2005. The highest aggregate balance of these loans at any time since January 1, 2005 was $1,661,300, and the aggregate balance of these loans at January 31, 2006 was $1,568,500. All such loans were made in the ordinary course of business and were fully approved in accordance with all of the Bank’s credit underwriting standards. No such loans were made during 2005. The Bank believes that such loans do not involve more than the normal risk of collectability or present other unfavorable features.

Since 1981, Franklin F. Regan, Jr. (or his law firm) has had a retainer agreement with the Bank, pursuant to which he (or his law firm) is paid an annual retainer for general legal services to the Bank. Mr. Regan, currently of counsel with the law firm of Cullen and Dykman Bleakley Platt LLP, represents the Bank in connection with some of its mortgage foreclosure actions. In his of counsel capacity with Cullen and Dykman, Mr. Regan also represents the Bank in closings of residential and certain commercial real estate loans, the fees of which are paid by borrowers. Under an agreement between Mr. Regan and Cullen and Dykman dated July 1, 2001, Mr. Regan receives 22.5% of the fees paid by the Bank and its borrowers to Cullen and Dykman for a period of ten years, at which time the percentage payable is reduced to 12.5% for an additional ten-year period. The agreement may be terminated earlier upon either Mr. Regan’s death or the Bank’s failure to continue the services rendered by Cullen and Dykman. Termination generally entitles Mr. Regan or his heirs to receive a payment equal to, in the case of his death, two times the amount paid to him in the immediately preceding year (which payment is adjusted pro rata if cessation of services to the Bank occurs during the two-year period following his death) and, in the case of cessation of services to the Bank, $100,000. In this regard, the current fees paid by borrowers for loan closings are: $575 for residential loans; within the range of $975 to $1,250 for mixed-use/multi-family property transactions; and within the range of $2,000 to $8,000 for commercial real estate loans. In 2005, the Bank paid to Mr. Regan an aggregate of $27,333 as a retainer for general legal services. This amount was credited to an account of Cullen and Dykman in accordance with Mr. Regan’s agreement with that firm. Also in 2005, the Bank paid to Cullen and Dykman an aggregate of $97,843 for fees for general legal services. Borrowers paid an aggregate of $1,922,316 to Cullen and Dykman in connection with loan closings over the same period. Mr. Regan’s interest in all of the above payments from the Bank and its borrowers to Mr. Regan and/or Cullen and Dykman is an aggregate of $460,686. In connection with some of the foregoing transactions, Cullen and Dykman has engaged Ultimate Abstract Services, Inc., a title company fifty percent owned by Mr. Regan’s son. Neither the Company nor the Bank is involved in the selection of this title company, and fees and expenses for title work are generally paid by the borrowers. Borrowers paid an aggregate of approximately $155,344 to this title company in 2005 in connection with transactions to which the Bank was a party. In addition, the Bank leases office space to Cullen and Dykman in its 159-18 Northern Boulevard building at a market rental rate, which Mr. Regan uses in his law practice. Mr. Regan is a director of the Company and the Bank. Effective February 2006, an annual retainer for the provision of general legal services to the Bank will be paid solely to Cullen and Dykman.

Effective January 1, 2006, the law firm of Nicolosi & Nicolosi, LLP, of which Vincent F. Nicolosi is a partner, was approved by the Nominating and Governance Committee of the Company to represent the Bank in connection with closings of residential and certain commercial real estate loans, the fees of which are paid by borrowers, on terms substantially the same as have applied to Mr. Regan or his law firm for substantially the same services. In 2005, however, the Bank paid no amounts to Mr. Nicolosi or his firm in this regard or with respect to any other legal services.

John J. McCabe, a director of the Company and the Bank, serves as Chief Equity Strategist of Shay Assets Management, Inc. and is a co-manager and senior vice president of each of the John Hancock Large Cap Select Fund and the Asset Management Fund Large Cap Equity Institutional Fund (the “AMF Equity Fund”), which are managed by Shay Assets Management. The Bank maintains investments in three funds managed by Shay Assets Management, including the AMF Equity Fund. The Bank’s investment in these funds pre-dates Mr. McCabe’s service as a director. The portion of the management fees paid to Shay Assets Management by these funds that are attributable to investments of the Bank totaled approximately $70,895 in 2005. Mr. McCabe receives no remuneration from the funds. In addition, from time to time the Bank executes trades using the brokerage services of Shay Assets Management. In 2005, the Bank paid fees of approximately $1,667 to Shay Assets Management in connection with the purchase of bonds. Michael J. Hegarty, the President and Chief Executive Officer of the Company and the Bank until June 2005 and currently a director of the Company and the Bank, serves as a director of the AMF Equity Fund.

Since 1996, Mr. Tully has had a consulting agreement with the Bank and the Company, which agreement currently expires in November 2006. Pursuant to this agreement, Mr. Tully, in his capacity as Chairman, consults with and advises the officers of the Bank and the Company and their respective Boards concerning certain business and financial affairs of the Bank and the Company. The consulting agreement terminates in the event

Mr. Tully ceases to be Chairman, in which case he would be paid all compensation due to him at the time of termination, including his full monthly fee for the month in which the termination occurred without regard to the day of the month on which it occurred. In the event Mr. Tully ceases to be Chairman within three months following a “Change in Control” (as defined in the 1996 Restricted Stock Incentive Plan of Flushing Financial Corporation), he would be paid in one lump sum the amount of the aggregate fees that he would have earned if he had continued to serve until the end of the then current term of the agreement. During 2005, Mr. Tully received fees of approximately $160,000 pursuant to the consulting agreement.

Director Deferred Compensation Plan.    The Bank has adopted an Outside Director Deferred Compensation Plan pursuant to which Outside Directors may elect to defer all or a portion of their annual retainer, meeting fees, and inspection fees. Deferred amounts are credited with earnings based on certain mutual fund investments. The deferred amounts plus earnings thereon will be paid to the director in cash after the director’s termination of service, either in a lump sum or, if the director so elects, in annual installments over a period not to exceed five years. The Company has guaranteed the payment of benefits under the Outside Director Deferred Compensation Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company. As of December 31, 2005, there were no participants in this plan.

Director Retirement Plan.    The Bank has adopted an Outside Director Retirement Plan, which provides benefits to each Outside Director who served as an Outside Director for at least five years and whose years of service as an Outside Director plus age equals or exceeds 55. Benefits are also payable to an Outside Director whose status as an Outside Director terminates due to death or disability or who is an Outside Director upon a change of control of the Company or the Bank. However, no benefits will be payable to a director who becomes an Outside Director after January 1, 2004 or who is removed for cause. An eligible director will be paid an annual retirement benefit equal to $48,000 for any participant whose termination date occurs after November 22, 2005. Such benefit will be paid in equal monthly installments for the lesser of the number of months such director served as an Outside Director or 120 months. In the event of a change of control, benefits under the plan will be paid in a cash lump sum; each eligible director with at least two years of service as an Outside Director will receive the equivalent of 120 months of benefits, and each eligible director with less than two years of service will receive the equivalent of monthly benefits for the number of months he served as an Outside Director. If the Outside Director dies before receiving all benefits payable under the plan, the remaining benefits will be paid to the Outside Director’s surviving spouse. The Company has guaranteed the payment of benefits under the Outside Director Retirement Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company.

2005 Omnibus Incentive Plan.    Pursuant to the Company’s 2005 Omnibus Incentive Plan, which was approved at the 2005 annual meeting of stockholders, each Outside Director receives, free of payment, an annual award of 3,600 restricted stock units (“RSUs”), or shares of restricted stock if so determined by the Compensation Committee, as of June 1 of each year. Upon initial election or appointment to the Board or a change to Outside Director status, an Outside Director receives a pro rated portion of the annual award consisting of 300 shares of restricted stock (or RSUs if so determined by the Compensation Committee) for each full or partial month from the date of such person’s election or appointment or change in status to the following June 1. Each award to an Outside Director vests with respect to one-third of the underlying shares on the June 1 following the date of grant, and an additional one-third of the underlying shares on each of the two subsequent June 1, provided the award holder is a director of the Company on each such date. In the event the Outside Director ceases to be a director of the Company before an award has fully vested, the unvested portion of the award is forfeited. Awards to Outside Directors become fully vested in advance of such schedule upon a change of control of the Company or the Bank (if the director is a member of the Board at such time) or upon termination of the director’s service on the Board due to death, disability or retirement. For this purpose, retirement means a director’s termination of service after five years of service as an Outside Director if the director’s age plus years of service as an Outside Director equals or exceeds 55. Unless the Compensation Committee provides otherwise, dividends or dividend equivalents on these awards are paid on a current basis, and the awards are settled in stock. An RSU award entitles the award holder to receive one share of common stock (or the fair market value of a share in cash or other property) at a specified future time.

Indemnity Agreements.    The Company and the Bank have entered into an Indemnity Agreement with each of the directors and executive officers, which agreements provide for mandatory indemnification of each director or executive officer to the full extent permitted by law for any claim arising out of such person’s service to the Company or the Bank. The agreements provide for advancement of expenses and specify procedures for determining entitlement to indemnification in a particular case.

Director Nominations

In evaluating director candidates for purposes of recommending director candidates to the Board, the Nominating and Governance Committee will consider the following factors: the candidate’s moral character and personal integrity; whether the candidate has expertise and experience relevant to the Company’s business (including knowledge of the communities and markets served by the Bank); whether the candidate’s expertise and experience complements the expertise and experience of the other directors; whether the candidate would be considered independent under the Nasdaq corporate governance standards; whether the candidate would be independent of any particular constituency and able to represent the interests of all stockholders of the Company; the congeniality of the candidate with the other directors; whether the candidate would have sufficient time available to devote to Board activities; and any other factors deemed relevant by the Committee.

The Nominating and Governance Committee will consider director candidates recommended by stockholders of the Company. Stockholders may recommend an individual for consideration by submitting to the Committee the name of the individual, his or her background (including education and employment history), a statement of the particular skills and expertise that the candidate would bring to the Board, the name, address and number of shares of the Company owned by the stockholder submitting the recommendation, any relationship or interest between such stockholder and the proposed candidate, and any additional information that would be required under applicable SEC rules to be included in the Company’s proxy statement if such proposed candidate were to be nominated as a director.

Such submissions should be addressed to Flushing Financial Corporation Nominating and Governance Committee, at the Company’s executive offices. In order for a candidate to be considered by the Committee for any annual meeting, the submission must be received by the Committee no later than the November 1 preceding such annual meeting.

The Nominating and Governance Committee will evaluate the biographical information and background material relating to each potential candidate and may seek additional information from the submitting stockholder, the potential candidate, and/or other sources. The Committee may hold interviews with selected candidates. Individuals recommended by stockholders will be considered under the same factors as individuals recommended by other sources.

Stockholder Communications with the Board of Directors

The Company’s Board of Directors has adopted the following policy by which stockholders may communicate with the Board or with individual directors or Board committees. The communication should be in writing, addressed to the Board or applicable committee or directors, c/o Corporate Secretary, Flushing Financial Corporation, at the Company’s executive offices. The Corporate Secretary will review all such correspondence received and will periodically, at least quarterly, forward to the applicable directors a summary of all such correspondence together with copies of correspondence that the Corporate Secretary believes should be seen in its entirety. Correspondence or summaries will be forwarded to the applicable directors on an expedited basis where the Corporate Secretary deems it appropriate. Communications raising concerns related to the Company’s accounting, internal controls, or auditing matters will be immediately brought to the attention of the Company’s

Internal Auditor and the Chairman of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee with respect to such matters.

Directors may at any time review a log of correspondence received by the Company that is addressed to the director (or to the full Board or a Board committee on which he serves) and may request copies of any such correspondence.

The Company believes that it is important for directors to directly hear concerns expressed by stockholders. Accordingly, it is the Company’s policy that Board members are expected to attend the annual meeting of stockholders absent a compelling commitment that prevents such attendance. All of the members of the Board of Directors at the time of the 2005 annual meeting attended such meeting.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers and employees. This code is publicly available on the Company’s website at http://www.flushingsavings.com by following the links to investor relations and then corporate governance, and then Code of Business Conduct and Ethics. Any substantive amendments to the code and any grant of a waiver from a provision of the code requiring disclosure under applicable SEC or Nasdaq rules will be disclosed in a report on Form 8-K.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

Compensation Philosophy.    The Company’s executive compensation program is intended to link management’s pay with the Company’s annual and long-term performance. The Compensation Committee believes it is important to attract and retain highly qualified senior managers by providing compensation opportunities that are both competitive with the market for executive talent and consistent with the Company’s performance. At the end of 2003, the Committee retained an independent nationally recognized compensation consulting firm to review the compensation of the Company’s executive officers. The Committee considered the consultant’s recommendations in its salary and bonus decisions for 2004. In May 2004, the Committee expanded the scope of the services to be provided by the consultants to include a broader assessment of the effectiveness of the Company’s remuneration programs for its executive officers and recommendations in anticipation of the changes in accounting for equity compensation and in light of executive compensation developments generally. The consultants’ recommendations from this portion of the project were considered by the Committee in its grant of equity awards in 2004 and its recommendation for adoption of the 2005 Omnibus Incentive Plan, which was submitted to and approved by the stockholders at the 2005 annual meeting. In February 2005, the Committee requested and was presented with a series of recommendations by the consultants on the subject of compensation philosophy for both executives and directors as a foundation for making decisions with respect to the amount and approach of the various reward components. A set of recommendations from such project, together with a peer group analysis, was considered by the Committee in its salary, bonus and equity awards in 2005.

The following is a discussion of the Company’s executive compensation program as in effect during 2005, including a description of the decisions and actions taken by the Committee with respect to 2005 compensation for the Chief Executive Officer.

Salary and Incentive Bonus for Executive Officers.    The key factor in the Committee’s salary and bonus determinations in 2005 for executive officers was a peer group analysis based on the work of the Committee’s independent compensation consultants. The information relating to peer group members was sourced from their public proxy statements. For purposes of comparability, the peer group includes both local competitors and non-local financial institutions of similar size.

In determining the base salary and annual incentive bonus of executive officers, the Committee considered a variety of factors in addition to the compensation paid by peer group members, including the individual executive’s level of responsibility and individual performance, and the financial and operational performance of the Company and the Bank in relation to their competitors. The most recent benchmarking analysis reviewed by the Committee indicated that salary and bonus levels of most of the Company’s executive officers were generally below the median. The salary and bonus levels set by the Committee for 2005 were intended to position compensation levels at or about the median of our peer group, adjusted for the other factors noted above.

The annual incentive bonus paid to executive officers was determined by the Committee at the end of the year based on, in addition to the Company’s review of comparable peer group information as described above, its assessment of the Company’s and the Bank’s performance during the year as well as each individual executive officer’s contribution to such performance. In June 2005, the Committee approved a bonus pool of approximately 3% of pre-tax earnings and established guideline bonus amounts of 40% of salary for the Company’s Chief Executive Officer and Chief Operating Officer, 30% of salary for the Company’s other executive officers, and lesser amounts for other officers, but reserved the right to set bonuses at, above or below these levels. In December 2005, the Committee compared the Company’s performance for the year against budgeted amounts of, among other financial measures, total assets, pre-tax income, earnings per share, and book value per share. For three of these line items, pre-tax income, earnings per share and book value per share, the Company’s operating results did not achieve the budgeted amounts. The Committee noted, however, that these shortfalls were due to certain non-budgeted items, including a charge for legal fees for terminated negotiations to acquire another financial institution and the loss incurred on the securities portfolio restructuring in the fourth quarter. Similarly, earnings per share were below budget due to the suspension of the Company’s stock repurchase program for most of 2005, primarily as a result of the aforementioned negotiations. The Committee concluded that, in the absence of these items, the Company’s results would have approximated the budgeted financial measures.

The Committee also compared the Company’s performance against its peer group and budgeted amounts in the areas of return on average assets, net interest margin, efficiency ratio and return on average equity. The Committee noted that the Company out-performed the peer group in each of these areas, except net interest margin, in which it had similar results. The Committee also noted that, but for certain non-budgeted items, the Company would have exceeded the budgeted amounts in the foregoing categories, with the exception of net interest margin. The Committee excluded the impact of those non-budgeted items and awarded bonuses to the executive officers in excess of the guideline amounts, with the amount of bonus for each executive officer also being based on evaluations of the individual performance of that officer.

Compensation of the Chief Executive Officer.    In 2005, the Company and the Bank experienced a year of transition in the office of the Chief Executive Officer. On June 30, 2005, after ten years of service to the Company and the Bank, Mr. Hegarty retired from his position as President and Chief Executive Officer. The transition was a smooth one as Mr. Buran was elevated to the Chief Executive Officer role at that time. The decisions of the Compensation Committee with respect to the office of the Chief Executive Officer were made in light of this transition and consistent with the Company’s approach to compensation discussed above. During 2005, Mr. Hegarty’s annual rate of base salary was unchanged at $495,000 and he did not receive a bonus for the year. However, pursuant to a retirement agreement entered into with the Company and the Bank in December 2004, Mr. Hegarty received the payments and benefits he would have been entitled to receive under his Employment Agreements if the Company and/or the Bank failed to renew such agreement, including a one-time payment of $769,500. The foregoing payments were pre-existing contractual obligations to Mr. Hegarty, rather than discretionary determinations made during 2005. The payments and benefits to Mr. Hegarty in 2005 are more fully described under the heading “Employment, Severance and Change of Control Arrangements—Hegarty Retirement Agreement.”

Mr. Buran’s annual rate of base salary was increased from $300,000 to $450,000, effective July 1, 2005. His 2005 bonus of $200,000 reflects an increase of $50,000 over 2004. In addition to his salary and bonus increases, Mr. Buran received grants of 30,000 RSUs and options to purchase 70,000 shares of common stock as long-term equity compensation. All of the foregoing compensation changes, as well as other terms, were determined in accordance with Mr. Buran’s promotion to Chief Executive Officer and are set forth in his new employment agreements with the Company and the Bank as approved by the Committee and more fully described under the heading “Employment, Severance and Change of Control Arrangements—Employment Agreements.” The new compensation arrangements for Mr. Buran accompanied and recognized his assumption of additional responsibilities as Chief Executive Officer upon Mr. Hegarty’s retirement, and reflect the Committee’s assessment of competitive compensation for positions of comparable responsibility among similar financial institutions as well as the compensation it historically had paid to Mr. Hegarty. The Committee also considered the Company’s and the Bank’s overall performance and Mr. Buran’s instrumental role in achieving that performance.

Long-Term Compensation.    Since 2003, the Committee’s policy on executive compensation has been toward reduction in the overall amount of equity compensation and the shifting of such compensation from stock options to restricted stock. In 2003, the Committee granted each of the executive officers stock options at a level of approximately 50% of their 2002 grant (measured by number of shares subject to option) and restricted stock at a level of approximately 70% of 2002 grants (measured by the dollar value of the restricted stock on the date of grant).

The Committee’s 2004 grants generally continued this trend, with two exceptions. The awards to most executive officers reflected a 33-1/3% increase in the number of shares of restricted stock or RSUs granted. At the same time, the stock option grants for executive officers were reduced to slightly more than 50% of the prior year’s grants (measured by the number of shares subject to option). In anticipation at the time of the change in accounting principles that would require the expensing of stock options beginning in 2005, the 2004 options were all scheduled to vest in December 2004 assuming continued employment to that date. This shorter than usual vesting period also influenced the reduced grant size. The two exceptions to the above pattern were Mr. Hegarty and Mr. Fry. Mr. Hegarty’s awards were reduced in anticipation of his retirement. Mr. Fry received a significant increase in his awards over 2003 in recognition of his promotion to Chief Financial Officer.

The 2005 awards to most executive officers reflected about the same increase as in 2004 in the number of shares of restricted stock or RSUs granted, while the number of stock options slightly increased in comparison to grants in 2004 (measured by the number of shares subject to option). In anticipation once again of the change in accounting principles that would require the expensing of stock options beginning in 2006, the 2005 options were all scheduled to vest in December 2005 assuming continued employment to that date. The overall increase in equity compensation in 2005 included the impact of Mr. Buran’s receipt of 30,000 RSUs and 70,000 stock options in connection with his promotion to Chief Executive Officer. The Committee intends to reduce the overall amount of stock option awards in future periods in light of the Company’s adoption, on January 1, 2006, of Statement of Financial Accounting Standards No. 123(R), which requires that the cost resulting from all share-based payment transactions be recognized in financial statements based upon estimated fair values.

Section 162(m).    Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of compensation in excess of $1 million paid to each of the named executive officers, excluding from this limit “performance-based” compensation as defined for purposes of that Section. Prior to the 2002 stock option grants, the Company’s stock option plan failed to satisfy one of the technical requirements of Section 162(m), but grants made on and after the 2002 option grant date are intended to comply with the requirements of that Section. The Company’s restricted stock and incentive bonus plans were not intended to qualify as “performance-based” because the Committee believed that the flexibility afforded by the design of these plans was desirable and, in light of historical compensation levels, that compliance with Section 162(m) was unnecessary because compensation was unlikely to exceed the $1 million deduction limit. The 2005 Omnibus Incentive Plan, which was approved by stockholders at the 2005 annual meeting, currently enables the Committee to structure annual bonus awards as well as restricted stock and other long-term equity awards so as to qualify as “performance-based” under Section 162(m). However, the Committee may choose to pay compensation that is not deductible under Section 162(m) if it believes such compensation is appropriate.

Submitted by the Compensation Committee of the Board of Directors,

Michael J. Russo	Louis C. Grassi, CPA	Donna M. O’Brien	John E. Roe, Sr.
Chairman

Compensation Committee Interlocks and Insider Participation

During 2005, the Compensation Committee consisted of Messrs. Nicolosi (Chairman), who resigned from the Committee (but not the Board) in December 2005, Grassi, Roe and Russo, and Ms. O’Brien. None of the current members of the Compensation Committee is a former officer of the Company or the Bank.

Under the Bank’s lending policies, residential mortgage loans to immediate family members of directors are made at market rates of interest and other normal terms but with reduced origination fees. Four such loans which are outstanding to immediate family members of directors who were members of the Compensation Committee during 2005 had balances in excess of $60,000 at some time since the beginning of 2005. The highest aggregate balance of those loans at any time since January 1, 2005 was $1,005,500, and the aggregate balance of those loans at January 31, 2006 was $931,700. All of such loans were made in the ordinary course of business and were fully approved in accordance with all of the Bank’s credit underwriting standards. These loans are included in the loans described under the heading “Corporate Governance—Director Compensation—Related Party Transactions.” None of such loans was made in 2005. The Bank believes that such loans do not involve more than the normal risk of collectability or present other unfavorable features.

Stock Performance Graph

The following graph shows a comparison of cumulative total stockholder return on the Company’s common stock since December 31, 2000 with the cumulative total returns of a broad equity market index as well as two published industry indices. The broad equity market index chosen was the Nasdaq Composite. The published industry indices chosen were the SNL Thrift Index and the SNL Mid-Atlantic Thrift Index. The SNL Mid-Atlantic Thrift Index has been included in the Company’s Stock Performance Graph because the Company believes it provides valuable comparative information reflecting the Company’s geographic peer group. The SNL Thrift Index has been included in the Stock Performance Graph because it uses a broader group of thrifts and therefore more closely reflects the Company’s size. The Company believes that both geographic area and size are important factors in analyzing the Company’s performance against its peers. The graph below reflects historical performance only, which is not indicative of possible future performance of the common stock.

Comparison of Cumulative Total Return Among the Common Stock,

Nasdaq Composite,

SNL Thrift Index,

and SNL Mid-Atlantic Thrift Index(1)

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Flushing Financial Corporation	$100.00	152.00	142.76	243.74	272.54	216.52
NASDAQ Composite	$100.00	79.18	54.44	82.09	89.59	91.54
SNL Thrift Index	$100.00	106.88	127.50	180.50	201.12	208.21
SNL Mid-Atlantic Thrift Index	$100.00	123.71	153.93	243.15	250.52	244.27

(1)	Assumes $100 invested on December 31, 2000 and all dividends reinvested through the end of the Company’s fiscal year ended December 31, 2005. The performance graph above is based upon closing prices on the trading day specified. Information presented with respect to the Company’s common stock reflects the three-for-two split of the stock paid in the form of a dividend on each of August 30, 2001 and December 15, 2003.

Summary Compensation Table

The following table sets forth the compensation paid by the Company and the Bank during the years ended December 31, 2005, 2004 and 2003 to the Chief Executive Officer and certain other executive officers.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position(s)	Year	Salary		Bonus	Restricted Stock/ RSU Awards(1)	Securities Underlying Options/ SARs(#)	All Other Compensation
John R. Buran(2)	2005	$375,000		$200,000	$542,700	70,000	$69,045	(3)
President and Chief Executive Officer	2004	290,772		150,000	167,400	10,000	52,253
of the Company and the Bank	2003	259,995		130,000	102,525	18,000	46,575

David W. Fry	2005	$162,500		$60,000	$90,450	5,000	$29,388	(4)
Senior Vice President, Treasurer and	2004	133,635		45,000	83,700	10,000	22,668
Chief Financial Officer of the Company; Senior Vice President/Finance of the Bank	2003	108,000		33,000	12,303	3,000	18,056

Francis W. Korzekwinski	2005	$179,750		$66,000	$90,450	5,000	$32,292	(5)
Senior Vice President of the Company;	2004	174,106		56,000	66,960	4,000	29,325
Senior Vice President/Commercial Real Estate of the Bank	2003	163,500		56,000	41,010	7,500	27,839

Henry A. Braun	2005	$164,000		$56,000	$90,450	5,000	$29,523	(6)
Senior Vice President of the Company;	2004	160,087		56,000	66,960	4,000	27,354
Senior Vice President/Bank Operations of the Bank	2003	150,500		54,000	41,010	7,500	26,020

Robert L. Callicutt	2005	$163,500		$62,000	$90,450	5,000	$29,798	(7)
Senior Vice President of the Company;	2004	150,173		55,000	66,960	4,000	26,118
Senior Vice President/Residential Mortgage Banking of The Bank	2003	141,500		44,000	41,010	7,500	24,003

Michael J. Hegarty(2)	2005	$310,326	(8)	$—	$—	—	$1,664,579	(9)
President and Chief Executive Officer	2004	554,966	(10)	225,000	41,850	5,000	138,057
of the Company and the Bank	2003	533,490	(10)	210,000	205,050	22,500	134,243

(1)	Reflects dollar value of restricted stock or restricted stock units granted, calculated by multiplying the number of shares or units granted by the closing market price of the common stock on the date of grant. The number of shares of restricted stock or restricted stock units held by each of the named executive officers on December 31, 2005 and the dollar value of such shares or units (based on the closing market price of the common stock on December 30, 2005) are as follows: Mr. Buran 53,600 units, $834,552; Mr. Fry 10,245 shares/units, $159,515; Mr. Korzekwinski 12,700 units, $197,739; Mr. Braun 12,700 units, $197,739; and Mr. Callicutt 12,700 units; $197,739. All grants of restricted stock or restricted stock units vest 20% per year beginning one year after the date of grant. All grants of restricted stock or restricted stock units are subject to immediate vesting in the event of death, disability, retirement, or a change of control. Dividends or dividend equivalents are paid on all shares of restricted stock and restricted stock units. Mr. Hegarty had 27,200 restricted stock units, with a $500,480 value as of the date of his retirement on June 30, 2005, which became fully vested upon his retirement.
(2)	Mr. Hegarty retired as President and Chief Executive Officer of the Company and the Bank on June 30, 2005, at which time Mr. Buran became President and Chief Executive Officer of the Company and the Bank effective July 1, 2005.
(3)	Consists of $6,300 in matching contributions to the 401(k) Plan, $15,875 in contributions to the Profit Sharing Plan, and $46,870 credited under the Supplemental Savings Incentive Plan (“SSIP”).
(4)	Consists of $4,392 in matching contributions to the 401(k) Plan, $15,798 in contributions to the Profit Sharing Plan, and $9,198 credited under the SSIP.
(5)	Consists of $4,859 in matching contributions to the 401(k) Plan, $15,875 in contributions to the Profit Sharing Plan, and $11,558 credited under the SSIP.

(6)	Consists of $4,433 in matching contributions to the 401(k) Plan, $15,807 in contributions to the Profit Sharing Plan, and $9,283 credited under the SSIP.
(7)	Consists of $4,419 in matching contributions to the 401(k) Plan, $15,875 in contributions to the Profit Sharing Plan, and $9,504 credited under the SSIP.
(8)	Includes $24,750 in mandatory deferred compensation equal to 10% of salary and $38,077 equivalent to four weeks of accrued but unpaid vacation.
(9)	Consists of the following amounts: (i) $3,150 in matching contributions to the 401(k) Plan, $15,875 in contributions to the Profit Sharing Plan, and $76,604 credited under the SSIP, (ii) as accrued in prior years, a one-time payment of $769,500 pursuant to Mr. Hegarty’s retirement agreement, and $350,000 in supplemental retirement benefits under his employment agreement, and (iii) as accrued in 2005 and prior years, $449,450 of cumulative earnings on all deferred amounts and matching and supplemental credits under the SSIP, mandatory deferrals and supplemental retirement benefit contributions. Does not include the following amounts, all of which were accrued and reported in prior years: $825,822 in distributions from the SSIP (consisting of $599,340 equivalent to employee deferrals and matching credits, and $226,482 equivalent to supplemental credits), $311,892 as mandatory compensation deferred in past years under his employment agreement, and $300,000 in supplemental retirement benefits under his employment agreement.
(10)	Includes mandatory deferred compensation equal to 10% of salary.

Stock Options

The following table contains certain information with respect to stock options granted in 2005 under the Company’s 2005 Omnibus Incentive Plan to the named executive officers.

Option/SAR Grants in Last Fiscal Year

	Individual Grants					Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term (10 Years)($)(3)
Name	Grant Date	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)(1)	Expiration Date(2)
						5%	10%
John R. Buran	6/21/05	70,000	56.58	17.88	6/20/2015	787,125	1,994,728
David W. Fry	6/21/05	5,000	4.04	17.88	6/20/2015	56,223	142,481
Francis W. Korzekwinski	6/21/05	5,000	4.04	17.88	6/20/2015	56,223	142,481
Henry A. Braun	6/21/05	5,000	4.04	17.88	6/20/2015	56,223	142,481
Robert L. Callicutt	6/21/05	5,000	4.04	17.88	6/20/2015	56,223	142,481
Michael J. Hegarty(4)	—	—	—	—	—	—	—

(1)	Pursuant to the 2005 Omnibus Incentive Plan, the exercise price equals the mean of the high and low sales price of the common stock on the day before the grant date.
(2)	The stock options are subject to termination prior to their expiration date in the event of termination of employment.
(3)	The potential realizable value reflected in the table represents the difference between (i) the price the common stock would attain at the end of the option’s 10-year term if the price appreciated from the date of the stock option grant at a rate of 5% or 10% per year (as the case may be), and (ii) the option exercise price. The amounts shown in the table are the result of multiplying the amount described above by the number of options granted to the respective individual on the applicable grant date.
(4)	Mr. Hegarty retired in June 2005 and received no grants in 2005.

The following table contains certain information with respect to stock options previously granted to the named executive officers.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/SAR Values(1)

Name	Shares Acquired on Exercise(#)(1)	Value Realized ($)	# of Securities Underlying Unexercised Options/SARs at FY-End(2)		Value of Unexercised In-the- Money Options/SARs at FY-End($)(3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John R. Buran	—	—	200,000	59,550	707,220	312,870
David W. Fry	4,200	32,334	17,400	4,500	8,352	13,751
Francis W. Korzekwinski	27,900	289,260	36,300	15,075	104,040	48,285
Henry A. Braun	36,150	444,561	58,800	15,075	300,015	48,285
Robert L. Callicutt	—	—	17,475	15,075	30,465	48,285
Michael J. Hegarty(4)	73,500	860,940	243,500	—	1,734,030	—

(1)	As of December 31, 2005.
(2)	The number of shares has been adjusted to reflect the three-for-two split of the Company’s common stock paid in the form of a dividend on each of September 30, 1998, August 30, 2001 and December 15, 2003.
(3)	The value of each unexercised in-the-money stock option (or tandem limited stock appreciation right for options granted prior to 2005) is equal to the difference between $15.57 (the closing price of the common stock on December 30, 2005) and the exercise price of the stock option.
(4)	Mr. Hegarty retired on June 30, 2005 at which time all of his unvested options became exercisable.

Employment, Severance and Change of Control Arrangements

Employment Agreements.    The Bank and the Company are parties to employment agreements with Messrs. Buran, Korzekwinski, Fry, Callicutt and Braun (collectively, the “Employment Agreements”). The Employment Agreements establish the respective duties and compensation of these individuals and are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management team. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of these executive officers.

The Employment Agreements are substantially similar, except as described below. Each Employment Agreement has an initial two-year term. Prior to the completion of each year during the term of each of these agreements, the agreement is subject to renewal for an additional year. Thus, the unexpired term of the agreement at any time will generally vary between one and two years. Upon Mr. Buran’s appointment to the position of President and Chief Executive Officer of the Company and the Bank effective July 1, 2005, his Employment Agreement was amended and restated as of such date. Mr. Buran’s Employment Agreement has an initial term of three years, which term may be extended for additional one-year terms if so authorized by the Board on or prior to July 1, 2006 and on or prior to each July 1 thereafter. Thus, the unexpired term of Mr. Buran’s Employment Agreement will generally vary between two and three years.

The Employment Agreements provide for a base salary that will be reviewed annually, customarily in July, with an effective date retroactive to July 1. In this regard, the base salaries of Messrs. Buran, Korzekwinski, Fry, Callicutt and Braun in effect as of July 1, 2005 were $450,000, $185,000, $175,000, $175,000 and $167,500, respectively.

The Employment Agreements provide for termination of the executive’s employment by the Bank or the Company with or without cause at any time. The executive would be entitled to a lump sum severance payment and certain health and welfare benefits upon the occurrence of certain events: the Company’s or the Bank’s termination of the executive’s employment for reasons other than for cause, the executive’s resignation during the 60-day period commencing six months following a change of control (as defined below), or the executive’s resignation from the Bank and the Company following an event which constitutes “good reason,” which is defined as (1) failure to re-elect the executive to his or her current offices, (2) a material adverse change in the executive’s functions, duties or responsibilities, (3) relocation of the executive’s place of employment outside the Borough of Queens (or other location agreed to by the executive), (4) failure to renew the Employment Agreement by the Bank or Company, (5) a material breach of the Employment Agreement by the Bank or the Company, or (6) failure of a successor company to assume the Employment Agreement. The lump sum severance payment under the Employment Agreements would be equal to the salary payments and bonuses (based on the highest bonus received in the last three years preceding termination) otherwise payable if the executive’s employment had continued for an additional 24 months (36 months in the case of Mr. Buran). In addition, upon a termination of employment following a change of control, the executive will receive a pro rata portion of his or her bonus payable for the year of termination (based on the amount of bonus received in the prior year). Each executive’s Employment Agreement with the Company provides that if the executive receives payments that would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Internal Revenue Code, the executive will be entitled to receive an additional payment, or “gross-up,” in an amount necessary to put the executive in the same after-tax position as if such excise tax had not been imposed.

In the event an executive terminates employment due to “disability,” which is defined generally to mean the inability of the executive to perform his or her duties for 270 consecutive days due to incapacity, each Employment Agreement provides that the executive would receive 100% of his or her salary and bonus for the first six months, 75% for the next six months and 60% for the balance of the term (less any benefits payable to the executive under any disability insurance coverage maintained by the Company or the Bank).

Under his Employment Agreement, Mr. Buran is entitled to an annual supplemental retirement benefit of $50,000 during each of the years 2006 through 2015, which funds are deposited into a bookkeeping account maintained by the Company and the Bank (the “SERP Account”). Funds deposited in the SERP Account are invested in certain funds with the consent of Mr. Buran. Upon Mr. Buran’s termination of employment with the Company or the Bank (whichever may occur first) by reason of his death, or upon his voluntary resignation without “good reason,” or upon his termination for “cause” (which means (1) willful failure to perform his duties under the employment agreement and failure to cure such failure within sixty days following written notice thereof from the Company or the Bank, or (2) intentional engagement in dishonest conduct in connection with his performance of services for the Company or the Bank, or (3) conviction of a felony), the amount then credited to the SERP Account will be promptly paid to him (or in the case of his death, to his designated beneficiaries or, in the absence of any designation, to his estate) in a cash lump sum.

However, if Mr. Buran’s termination occurs after May 27, 2015 and is by reason of retirement, disability, voluntary resignation within one year following an event that constitutes “good reason,” or discharge without “cause,” or in the event of termination of employment for any reason following a “change of control” (as defined below), he will receive a cash lump sum in the amount of (1) $500,000, without regard to the amount then credited to the SERP Account, or (2) the amount then credited to the SERP Account if such amount is greater than $500,000. Notwithstanding the foregoing, Mr. Buran might be entitled to similar benefits under the Bank’s current retirement policy if he retires prior to May 27, 2015.

The Employment Agreements provide that in the event the executive’s employment terminates due to death, the executive’s beneficiaries (or estate) would receive a lump sum payment of the executive’s earned but unpaid salary, plus, in the case of Mr. Buran, payment of his supplemental retirement benefits described above.

In the event an executive terminates employment for reasons not described above or the executive’s employment is terminated for cause, the executive is entitled to receive only his or her earned but unpaid salary and any benefits payable under the terms of the Company’s and the Bank’s benefit plans.

Hegarty Retirement Agreement.    On December 23, 2004, the Company and the Bank entered into a retirement agreement with Mr. Hegarty providing for his retirement as President and Chief Executive Officer of the Company and the Bank on June 30, 2005, and his continued service on the Board of Directors following his retirement. Pursuant to the retirement agreement, upon his retirement Mr. Hegarty received the payments and benefits he would have been entitled to receive under his Employment Agreements if the Company and the Bank failed to renew such agreements, including a one-time severance payment of $769,500 and certain health and welfare benefits.

Change of Control Arrangements.    Upon a change of control (as defined below), in addition to the provisions of the Employment Agreements described above, (1) all outstanding restricted stock/units held by then-current employees and Outside Directors will immediately vest; (2) all outstanding stock options (and tandem limited stock appreciation rights (“SARs”)) held by then-current employees and Outside Directors will become immediately exercisable; (3) the exercise of an outstanding SAR within 90 days after the change of control will entitle the holder to receive a cash payment equal to the excess of (A) the highest price per share of common stock paid during the 90-day period prior to the exercise of the SAR or in the change of control over (B) the exercise price of the related stock option; and (4) the Employee Benefit Trust which was established by the Company to satisfy its obligations under certain employee benefit plans will terminate and any trust assets remaining after repayment of the Company’s loan to the trust and certain benefit plan contributions will be distributed to all full-time employees of the Company or one of its subsidiaries with at least one year of service, in proportion to their compensation over the current year and the preceding four years.

Assuming a change of control had occurred on December 31, 2005, Messrs. Buran, Korzekwinski, Callicutt, Fry and Braun would have received cash lump sum severance payments equal to approximately $1,950,000, $502,000, $474,000, $470,000 and $447,000, respectively, based on their salaries and bonuses as of that date. The preceding amounts do not take into account the gross-up amounts related to termination of the Employee Benefit Trust, the value of post-termination health and welfare benefits to be provided under the Employment Agreements, or any value attributable to accelerated vesting of stock options or restricted stock or restricted stock units.

Definition of Change of Control.    A “change of control” is generally defined, for purposes of the Employment Agreements and benefit plans maintained by the Company or the Bank, to mean: (1) the acquisition of all or substantially all of the assets of the Bank or the Company; (2) the occurrence of any event if, immediately following such event, a majority of the members of the board of directors of the Bank or the Company or of any successor corporation shall consist of persons other than Current Members (defined as any member of the Board of Directors as of the completion of the Company’s initial public offering and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the Board of Directors); (3) the acquisition of beneficial ownership of 25% or more of the total combined voting power of all classes of stock of the Bank or the Company by any person or group; or (4) approval by the stockholders of the Bank or the Company of an agreement providing for the merger or consolidation of the Bank or the Company with another corporation where the stockholders of the Bank or the Company, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation.

Retirement Plan

The Bank maintains a Retirement Plan that is a tax-qualified defined benefit plan. Salaried employees who are over age 21 and have been employed by the Bank or a participating affiliate for at least one year are eligible to participate in the Retirement Plan. Participants earn an annual retirement benefit at normal retirement age (the later of age 65 or the fifth anniversary of participation) equal to the sum of (1) 2% of “average annual earnings” (the average annual base salary for the three consecutive years out of the final ten years of service which produces the highest average) times years of credited service prior to March 1, 1993, up to 30 years, plus (2) 1.6% of “average annual earnings” times years of credited service after February 28, 1993, plus (3) 0.45% of “average annual earnings” in excess of “average social security compensation” (as determined pursuant to IRS regulations) times years of credited service after February 28, 1993. The total years of credited service taken into account cannot exceed 35 years, and benefits earned in any year cannot be reduced by subsequent changes to the plan. Annual benefits under the Retirement Plan are limited by federal tax laws. As a general rule, during 2005 annual benefits were limited to $170,000. Compensation in excess of $210,000 (subject to cost of living adjustments) is required to be disregarded. The Retirement Plan is funded by the Bank on an actuarial basis. Participants earn a vested right to their accrued retirement benefit upon completion of five years of service with the Bank or its participating affiliates.

The following table sets forth information with respect to Retirement Plan benefits payable to the named executive officers.

Retirement Plan Benefits

Name	Current Years of Service(1)	Estimated Annual Retirement Benefit at Age 65(2)
John R. Buran	4	$57,401
David W. Fry	7	55,577
Francis W. Korzekwinski	12	113,425
Henry A. Braun	11	49,794
Robert L. Callicutt	10	39,437
Michael J. Hegarty(3)	10	30,871

(1)	The number of years of credited service under the Retirement Plan as of December 31, 2005.
(2)	The estimated annual retirement benefit payable as a single life annuity at age 65 to the named executive officer, based on the assumption that such officer retires at age 65 with no increase in compensation or “social security compensation” from that in effect in 2005.
(3)	Mr. Hegarty retired in June 2005. Mr. Hegarty’s actual annual retirement benefit is indicated in the table above. Amount shown in the table does not include supplemental defined contribution retirement benefits provided under Mr. Hegarty’s Employment Agreement or amounts paid under his Retirement Agreement, which are reported in footnote 9 to the Summary Compensation Table.

Deferred Compensation Plan

The Bank maintains a Supplemental Savings Incentive Plan (“SSIP”), which is a non-qualified deferred compensation plan under which certain senior officers of the Bank are permitted to defer a portion of their compensation and to receive matching credits with respect to such deferrals, and supplemental credits are provided for certain senior officers whose benefits under the Company’s tax-qualified profit sharing plan are limited by the federal tax laws. A participant may elect to defer up to 15% of salary less 6% of his or her compensation as defined under the Bank’s 401(k) plan. The Bank credits each participant with matching credits in an amount equal to 50% (or such other percentage as determined by the Board on a prospective basis) of the participant’s deferral. Employee deferrals and matching credits are credited with earnings based on the investment performance of specified mutual funds. Supplemental credits, in the amount that would have been credited to a participant under the Company’s profit sharing plan but for tax code limitations, are credited under the SSIP in the form of phantom shares (whose value is determined by reference to the Company’s common stock). When dividends are paid on the common stock, dividend equivalents on such phantom shares are deemed reinvested in additional phantom shares. All benefits under the SSIP are paid in cash at or after termination of employment. Amounts deferred under the SSIP by the named executive officers are included in the “Salary” column of the Summary Compensation Table. The amount of Bank matching and supplemental credits under the SSIP for each named executive officer is shown in the “All Other Compensation” column of the Summary Compensation Table.

Equity Compensation Plan Information

The following table sets forth securities authorized for issuance under all equity compensation plans of the Company (other than tax-qualified plans) at December 31, 2005.

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,731,793	$11.56	970,998	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	1,731,793	$11.56	970,998

(1)	Consists of 751,912 shares available for future non-full value awards and 219,086 shares available for future full value awards.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of the Board of Directors is comprised of four non-employee directors, each of whom is considered independent within the meaning of the Nasdaq corporate governance standards. In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the Company’s accounting, auditing and financial reporting practices. Management is responsible for the Company’s financial reporting process, including the internal control function, and for preparing the Company’s financial statements in accordance with generally accepted accounting principles and assessing the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for examining those financial statements and expressing an opinion as to the conformity of those financial statements with generally accepted accounting principles as well as expressing an opinion on (1) management’s assessment of the effectiveness of the Company’s internal control over financial reporting and (2) the effectiveness of the Company’s internal control over financial reporting.

In discharging its oversight responsibility, the Audit Committee (1) reviewed and discussed the audited financial statements of the Company at and for the fiscal year ended December 31, 2005 with management and the independent registered public accounting firm, (2) discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” (3) received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board’s Standard No. 1, “Independence Discussions with Audit Committees,” and (4) discussed with the independent registered public accounting firm its independence from the Company.

In addition, the Audit Committee monitored the Company’s progress in assessing compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and reviewed management’s report on internal control over financial reporting and the independent registered public accounting firm’s opinion on that report and on the Company’s internal control over financial reporting.

Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,

Louis C. Grassi, CPA	Donna M. O’Brien	John E. Roe, Sr.	Michael J. Russo
Chairman

Audit Committee Financial Expert

The Board of Directors of the Company has determined that Louis C. Grassi, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined under SEC rules, and that he is independent as defined under applicable Nasdaq listing standards. Mr. Grassi is a certified public accountant and a certified fraud examiner.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed for professional services to the Company during the fiscal years ended December 31, 2005 and 2004 by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee approves all non-audit services prior to commencement of these services.

	2005	2004
Audit Fees	$400,000	$391,440
Audit-Related Fees	48,300	98,392
Tax Fees	26,335	22,919
All Other Fees	17,540	—

Total Fees	$492,175	$512,751

Audit Fees are fees billed for professional services rendered in connection with the audit work of the Company’s annual financial statements and internal control over financial reporting, and reviews of the Company’s quarterly financial statements. For 2005, this amount included fees for reviewing SEC comment letters on the Company’s annual and quarterly reports.

Audit-Related Fees are fees for assurance and related services, consisting primarily of audits of, and consultation with respect to, employee benefit plans.

Tax Fees include fees for tax compliance, tax advice and tax planning, and consisted primarily of review of tax returns for the Company and its subsidiaries.

All other fees consisted of consultations in connection with the Company’s attempt to acquire another financial institution and the acquisition of Atlantic Liberty Financial Corporation.

Independent Public Accounts

The Audit Committee is currently in the process of selecting the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006, and therefore is not submitting the name of any accounting firm for approval or ratification by stockholders at the 2006 annual meeting.

Representatives of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2005, will be present at the 2006 annual meeting, during which time they will be given an opportunity to make a statement if they so desire and will be available to answer any questions from stockholders present at the meeting.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Certain Beneficial Owners

To the knowledge of the Company, the following persons were the beneficial owners of more than five percent of the outstanding shares of common stock of the Company as of February 28, 2006.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
J.P. Morgan Chase & Co.(2)	1,697,066	8.74%
270 Park Avenue
New York, New York 10017

Thomson Horstmann & Bryant, Inc.(3)	1,088,732	5.60%
Park 80 West
Plaza Two
Saddle Brook, New Jersey 07663

Pinnacle Associates Ltd.(4)	1,003,000	5.16%
335 Madison Avenue, 11th Floor
New York, New York 10017

(1)	On February 28, 2006, the total number of shares of common stock outstanding was 19,424,859.
(2)	According to its filing with the SEC on Schedule 13G/A, J.P. Morgan Chase & Co. has shared voting and dispositive power with respect to these shares of common stock. J.P. Morgan Chase & Co., through an affiliate, serves as trustee for the Flushing Financial Corporation Employee Benefit Trust. As of February 28, 2006, there were 1,696,161 shares of common stock held in the Flushing Financial Corporation Employee Benefit Trust.
(3)	According to its filing with the SEC on Schedule 13G, Thomson Horstmann & Bryant, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and has sole voting power with respect to 482,496 shares of common stock and sole dispositive power with respect to 1,088,732 shares of common stock.
(4)	According to its filing with the SEC on Schedule 13G, Pinnacle Associates Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and has sole voting and dispositive power with respect to these shares of common stock.

Stock Ownership of Management

The following table sets forth information regarding the beneficial ownership of the common stock of the Company as of February 28, 2006, by each director of the Company, by each executive officer named in the Summary Compensation Table on page 17, and by all current directors and executive officers as a group.

Name	Position(s) with the Company	Shares of Common Stock Beneficially Owned(1)(2)
Gerard P. Tully, Sr.	Chairman of the Board	305,678	(3)
John R. Buran	President, Chief Executive Officer and Director	258,659	(4)
Michael J. Hegarty	Director	465,300	(5)
James D. Bennett	Director	97,311	(6)
Steven J. D’Iorio	Director	11,812	(7)
Louis C. Grassi	Director	80,154	(8)
John J. McCabe	Director	20,699	(9)
Vincent F. Nicolosi	Director	122,880	(10)
Donna M. O’Brien	Director	11,812	(11)
Franklin F. Regan, Jr.	Director	150,366	(12)
John E. Roe, Sr.	Director	180,212	(13)
Michael J. Russo	Director	247,646	(14)
David W. Fry	Senior Vice President, Treasurer and Chief Financial Officer	38,082	(15)
Henry A. Braun	Senior Vice President	128,378	(16)
Robert L. Callicutt	Senior Vice President	34,760	(17)
Francis W. Korzekwinski	Senior Vice President	110,041	(18)
All current directors and executive officers as a group (17 persons)		2,449,077	(19)

(1)	Under the rules of the SEC, beneficial ownership includes any shares over which an individual has sole or shared power to vote or to dispose, as well as any shares that the individual has the right to acquire within 60 days. Unless otherwise indicated, each person has sole voting and dispositive power as to the shares reported. Officers have the power to direct the voting and, subject to plan provisions, the disposition of shares held for their account in the 401(k) Plan and the Profit Sharing Plan, and have voting power over, but no economic interest in, the shares representing their proportionate voting interest in the Company’s Employee Benefit Trust. Officers and directors have the power to vote, but not the power to dispose of, unvested shares of restricted stock granted to them under the Company’s 1996 Restricted Stock Incentive Plan. The table also includes shares which the named individual had a right to acquire upon the exercise of stock options granted under the Company’s 1996 Restricted Stock Incentive Plan and the 2005 Omnibus Incentive Plan, which were exercisable on February 28, 2006 as well as shares which the individual would have a right to acquire under either the 1996 Restricted Stock Incentive Plan or the 2005 Omnibus Incentive Plan upon termination of employment or Board service within 60 days of February 28, 2006. No additional stock options are scheduled to become exercisable within 60 days after February 28, 2006, except upon termination of employment or Board service of certain individuals.
(2)	On February 28, 2006, the total number of shares of common stock outstanding was 19,424,859 (including shares held by the Employee Benefit Trust). As of February 28, 2006, other than Messrs. Tully, Hegarty, Russo and Buran, who beneficially owned 1.57%, 2.40%, 1.27%, and 1.33% of the outstanding shares of common stock, respectively, each individual beneficially owned less than 1% of the outstanding shares of common stock, and all current directors and executive officers as a group beneficially owned 12.61% of the outstanding shares of common stock.
(3)	Includes 173,570 shares held jointly by Mr. Tully and his spouse, with whom he shares voting and dispositive power, 52,875 shares held by Mrs. Tully or an entity owned by Mrs. Tully with respect to which Mr. Tully disclaims beneficial ownership, 10,500 shares held by Tulger Contracting Corp. with respect to which Mr. Tully has sole voting and dispositive power, 563 unvested shares of restricted stock, and 11,850 shares underlying exercisable stock options. Also includes 4,725 shares underlying unvested RSUs and 14,850 shares underlying unvested options that vest or become exercisable upon Mr. Tully’s termination of Board service.
(4)	Includes 846 shares credited to Mr. Buran’s account in the 401(k) Plan, 3,832 shares credited to his account in the Profit Sharing Plan, 227,000 shares underlying exercisable stock options, and 11,460 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 49,100 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(5)	Includes 44,146 shares credited to Mr. Hegarty’s account in the 401(k) Plan, 15,481 shares credited to his account in the Profit Sharing Plan, and 243,500 shares underlying exercisable stock options. Also includes 3,300 shares underlying unvested RSUs that will vest upon Mr. Hegarty’s termination of Board service.

(6)	Includes 563 unvested shares of restricted stock and 61,425 shares underlying exercisable stock options. Also includes 4,725 shares underlying unvested RSUs and 14,850 shares underlying unvested options that vest or become exercisable upon Mr. Bennett’s termination of Board service.
(7)	Includes 6,750 unvested shares of restricted stock. Excludes 3,600 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(8)	Includes 563 unvested shares of restricted stock and 44,550 shares underlying exercisable stock options. Also includes 4,725 shares underlying unvested RSUs and 14,850 shares underlying unvested options that vest or become exercisable upon Mr. Grassi’s termination of Board service.
(9)	Includes 5,063 unvested shares of restricted stock and 11,700 shares underlying exercisable stock options. Excludes 4,725 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(10)	Includes 10,597 shares held jointly by Mr. Nicolosi and his spouse, with whom he shares voting and dispositive power, 563 unvested shares of restricted stock, and 61,580 shares underlying exercisable stock options. Also includes 4,725 shares underlying unvested RSUs and 14,850 shares underlying unvested options that vest or become exercisable upon Mr. Nicolosi’s termination of Board service.
(11)	Includes 6,750 unvested shares of restricted stock. Excludes 3,600 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(12)	Includes 2,250 shares held by Mrs. Regan with respect to which Mr. Regan disclaims beneficial ownership, 563 unvested shares of restricted stock, and 44,550 shares underlying exercisable stock options. Also includes 4,725 shares underlying unvested RSUs and 14,850 shares underlying unvested options that vest or become exercisable upon Mr. Regan’s termination of Board service.
(13)	Includes 15,225 shares held by Mrs. Roe with respect to which Mr. Roe disclaims beneficial ownership. Also includes 15,525 shares held by City Underwriting Agency, Inc. Defined Profit Sharing Plan and Trust, with respect to which Mr. Roe shares voting and dispositive power, as well as 563 unvested shares of restricted stock and 44,550 shares underlying exercisable stock options. Also includes 4,725 shares underlying unvested RSUs and 14,850 shares underlying unvested options that vest or become exercisable upon Mr. Roe’s termination of Board service.
(14)	Includes 197,808 shares held jointly by Mr. Russo and his spouse with whom he shares voting and dispositive power, 563 unvested shares of restricted stock and 29,700 shares underlying exercisable stock options. Also includes 4,725 shares underlying unvested RSUs and 14,850 shares underlying unvested options which vest or become exercisable upon Mr. Russo’s termination of Board service.
(15)	Includes 816 shares credited to Mr. Fry’s account in the 401(k) Plan, 5,162 shares credited to his account in the Profit Sharing Plan, 1,245 unvested shares of restricted stock, 17,400 shares underlying exercisable stock options, and 11,460 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 9,000 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(16)	Includes 3,520 shares credited to Mr. Braun’s account in the 401(k) Plan, 15,603 shares credited to his account in the Profit Sharing Plan, 58,800 shares underlying exercisable stock options, and 11,460 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 12,700 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(17)	Includes 1,860 shares credited to Mr. Callicutt’s account in the 401(k) Plan, 12,440 shares credited to his account in the Profit Sharing Plan, 9,000 shares underlying exercisable stock options, and 11,460 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 12,700 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(18)	Includes 45,399 shares held jointly by Mr. Korzekwinski and his spouse with whom he shares voting and dispositive power. Also includes 2,299 shares credited to Mr. Korzekwinski’s account in the 401(k) Plan, 14,583 shares credited to his account in the Profit Sharing Plan, 36,300 shares underlying exercisable stock options, and 11,460 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 12,700 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(19)	Includes 71,147 shares credited to accounts of executive officers and Mr. Hegarty in the 401(k) Plan, 79,772 shares credited to their accounts in the Profit Sharing Plan, 28,249 unvested shares of restricted stock held by executive officers and directors, 987,893 shares underlying exercisable stock options held by executive officers and directors, and 68,760 shares representing the proportionate voting interest of executive officers in the Employee Benefit Trust. Also includes 44,575 shares underlying unvested RSUs and 119,025 shares underlying unvested options that vest or become exercisable upon termination of Board service or employment, as the case may be. Excludes 108,125 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2005, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its executive officers and directors were complied with, except that (1) Mr. Hegarty was late in filing a transaction required to be filed on Form 4 to report the conversion of phantom shares to common stock of the Company and the subsequent liquidation of the common stock upon his retirement, and (2) each of Messrs. Tully, Bennett, D’Iorio, Grassi, McCabe, Nicolosi, Regan, Roe and Russo, and Ms. O’Brien filed one late Form 4 to report a grant of 3,600 restricted stock units (RSUs) that each of them received as an annual award granted to Outside Directors pursuant to the Company’s 2005 Omnibus Incentive Plan.

OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING

The last date for timely filing stockholder proposals relating to the annual meeting under the Company’s bylaws was March 18, 2006. As of the date of this proxy statement, the Board of Directors has not received notice of any business, and presently knows of no business, that will be presented for consideration at the annual meeting other than as stated in the notice of annual meeting of stockholders that is attached to this proxy statement. If, however, other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

To Present Proposal at Annual Meeting.    The bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Corporate Secretary of the Company which must be received not more than ninety days nor less than sixty days prior to the anniversary of the date of the immediately preceding annual meeting. In accordance with these provisions, a stockholder proposal in connection with the 2007 annual meeting of stockholders must be received by the Corporate Secretary on or before March 18, 2007 in order to be timely. However, in the event that the date of the forthcoming annual meeting is more than thirty days after the anniversary date of the prior year’s meeting, such written notice will also be timely if it is received by the Corporate Secretary by the earlier of (1) the 10th day prior to the forthcoming meeting date, or (2) the close of business on the 10th day following the date on which the Company first makes public disclosure of the meeting date.

The advance notice by stockholders must include the stockholder’s name and address, a representation that the stockholder is a holder of record of the Company’s stock entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and intends to appear in person or by proxy at such meeting to propose such business, a brief description of the proposed business, the reason for conducting such business at the annual meeting, and any material interest of such stockholder in the proposed business. In the case of nominations for election to the Board of Directors, certain information regarding the nominee must also be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

To Include Proposal in the Company’s Proxy Statement.    In order for a stockholder proposal to be eligible for inclusion in the proxy materials of the Company for the 2007 annual meeting of stockholders, it must be received at the Company’s executive offices no later than December 6, 2006. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. See “Corporate Governance—Director Nominations” regarding the deadlines and procedures for submitting a director candidate for consideration by the Nominating and Governance Committee.

MISCELLANEOUS

The Report of the Audit Committee, the Report of the Compensation Committee and the Stock Performance Graph which are set forth in this proxy statement shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information under such headings by reference, and shall not otherwise be deemed filed under such Acts.

By Order of the Board of Directors,

Anna M. Piacentini
Corporate Secretary

Lake Success, New York

April 7, 2006

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR, ALTERNATIVELY, TO INDICATE YOUR VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE, IF AVAILABLE.

APPENDIX A

AUDIT COMMITTEE CHARTER OF

FLUSHING FINANCIAL CORPORATION

Statement of Purpose

The audit committee will assist the board of directors in fulfilling its oversight responsibilities. The audit committee will review the financial reporting process, the systems and processes of internal control and compliance and the audit process. In performing its duties, the committee will maintain effective working relationships with the board of directors, management and the internal and external auditors. To effectively perform his or her role, each committee member will obtain an understanding of the detailed responsibilities of committee membership as well as the company’s business, operations and risks.

Organization

The committee will be comprised of three or more directors as determined by the board of directors, each of whom will be “independent” within the meaning of the rules applicable to companies quoted on the Nasdaq National Market. Committee members will serve at the pleasure of the board of directors. A committee chairman will be designated by the board of directors. All committee members will have, at a minimum, a working familiarity with basic finance and accounting practices. The board of directors will endeavor to appoint at least one committee member that is an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission (the “SEC”). Committee members may enhance their understanding of finance and accounting through educational programs offered by the company or an outside consultant.

Meetings

Meetings of the committee will be held not less than quarterly. In furtherance of its purpose, the committee will provide sufficient opportunity for the external auditors, the director of internal audit and management to meet with the committee in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately. The committee will make regular reports and appropriate recommendations to the board of directors.

Authority

The audit committee will have the sole authority to appoint or replace the external auditor of the company. The audit committee will be directly responsible for the compensation and oversight of the work of the company’s external auditor (including the resolution of disagreements between management and the external auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The external auditor will report directly to the audit committee. The audit committee will have the authority to engage independent counsel and other advisers, as it deems necessary to carry out its responsibilities. The company will provide for appropriate funding, as determined by the audit committee, for payment of compensation to the external auditor engaged by the company for the purpose of rendering or issuing an audit report and to any advisers engaged by the audit committee.

Roles and Responsibilities

A.	Internal Control

1.	Require that the external auditors, internal auditors and management keep the audit committee informed about fraud, illegal acts, deficiencies in internal control, and similar matters.

2.	Consider whether internal control recommendations made by internal and external auditors have been implemented by management.

3.	Determine the extent to which internal and external auditors review (i) computer systems and applications, (ii) the security of such systems and applications, and (iii) the contingency plan for processing financial information in the event of a systems breakdown.

B.	Financial Reporting

1.	Meet with management and the external auditors to review annual and quarterly financial statements, issues related thereto and the results of the external auditors’ annual audit or quarterly review, as the case may be.

2.	Review the company’s earnings press releases with management, including the use of “pro-forma” or “adjusted” non-GAAP information.

3.	Ask management and the internal and external auditors about significant risks and exposures and the plans to minimize such risks.

4.	Consider significant judgments, including those made as to asset and liability valuation, loan losses or the selection and application of accounting principles.

5.	Review management’s disposition of proposed audit adjustments identified by the external auditors.

6.	Require that the external auditors communicate their judgment regarding the integrity and quality of the financial statements to the committee and review, upon receipt, the report (oral or written) of the external auditors on:

•	All critical accounting policies and practices

•	All alternative accounting treatments within GAAP for policies and practices related to material items that have been discussed with management (including ramifications of the use of such alternative treatments and disclosures, and the treatment preferred by the accounting firm)

•	Material written communications between the accounting firm and management, such as any management letter or schedule of unadjusted audit differences

7.	To gain insight into the fairness of the statements and disclosures, obtain views and, where appropriate, explanations from management and from the internal and external auditors on whether:

•	Generally accepted accounting principles have been consistently applied

•	There are any significant or unusual events or transactions

•	The company’s financial and operating controls are functioning effectively

•	The financial statements contain adequate and appropriate disclosures

8.	Review disclosures, if any, made to the audit committee by the company’s disclosure committee or, in connection with their certification of periodic reports, the CEO and CFO.

C.	Internal Audit

1.	Review the activities and organizational structure of the internal audit function.

2.	Review the qualifications of the internal audit function and participate in the appointment, replacement, reassignment or dismissal of the director of internal audit.

3.	Review the effectiveness of the internal audit function.

4.	Review the scope of internal audit’s work plan for the year and receive a summary report of significant findings by internal auditors and management’s response to the conditions reported.

D.	External Audit

1.	Review the external auditors’ proposed audit scope and approach.

2.	Review the performance of the external auditors.

3.	Obtain from the external auditors and review the confirmation required to be provided by the external auditors as to their independence in accordance with professional standards.

4.	Ensure the 5-year rotation of audit lead and concurring partners as required by law

5.	Recommend to the board of directors policies for the company’s hiring of current or former employees of the external auditor who served as members of the company’s audit engagement team.

6.	Pre-approve, on a case-by-case basis, all audit, review or attest services and permitted non-audit services (including the fee arrangements and terms in respect of such services) to be performed by the external auditors for the company, other than a de minimus amount of non-audit services not to exceed, in the aggregate, 5% of total revenues paid to the external auditors during the fiscal year that were not known as non-audit services at the time of the engagement and that are promptly made known to the audit committee and approved by the audit committee prior to completion of the audit.

E.	Other Responsibilities

1.	Make the report required by the SEC to be included in the company’s annual proxy statement.

2.	Establish procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

3.	Require that significant findings and recommendations made by the internal and external auditors are received and discussed on a timely basis.

4.	Perform other oversight functions as requested by the full board of directors.

5.	Periodically review and assess the adequacy of this Charter and recommend any proposed changes to the board of directors for approval.

While the committee has the responsibilities and powers set forth in this Charter, it is not the duty of the committee to plan or conduct internal control or other audits, or to ascertain the structure of internal controls, or to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent external auditor.

3345-PS-06

Proxy - Flushing Financial Corporation

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 16, 2006

The undersigned hereby appoints Anna M. Piacentini and David W. Fry, and each of them, proxies for the undersigned, with full power of substitution and revocation in each, to vote all shares of Flushing Financial Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Flushing Financial Corporation to be held on Tuesday, May 16, 2006 at 2:00 p.m., New York time, at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York 11369, or at any adjournment thereof.

Please indicate your vote by telephone or over the Internet as described on the reverse side of this proxy card, or mark, date, sign and return this proxy as indicated on the reverse side to vote on any item. If you wish to vote by mail in accordance with the Board of Directors’ recommendations, please sign on the reverse side and return promptly in the enclosed envelope; no boxes need to be checked.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet

•         Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•         Follow the simple instructions provided by the recorded message.

• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE • Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 12:00 a.m., Eastern Standard Time, on May 16, 2006.

THANK YOU FOR VOTING

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Flushing Financial Corporation
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☐ Mark this box with an X if you have made changes to your name or address details above.

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PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

A Election of Directors 1. Election of Class B Directors for a three (3) year term expiring 2009.			The shares represented by this proxy will be voted as directed by the stockholder(s). If no direction is given when the duly executed proxy is returned, such shares will be voted FOR the election of all nominees in Item 1.

	For	Withhold	The Board of Directors recommends a vote FOR the election of all nominees in Item 1.

01 - Steven J. D’Iorio	☐	☐	TO DIRECT A VOTE, PLEASE INDICATE YOUR INSTRUCTIONS BY TELEPHONE OR OVER THE INTERNET AS DESCRIBED BELOW, OR MARK, DATE AND SIGN BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
02 - Louis C. Grassi	☐	☐
03 - Franklin F. Regan, Jr.	☐	☐
04 - John E. Roe, Sr.	☐	☐

In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or at any adjournment thereof.

B Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please be sure to sign and date this proxy card. Please mark, date and sign as your name(s) appear(s) hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. If shares are held jointly, each stockholder named should sign.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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